UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Oncology Institute, Inc.

(Name of Registrant as Specified In Its Charter)

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18000 Studebaker Rd, Suite 800

Cerritos, California 90703

LETTER TO STOCKHOLDERS

June 3, 2022

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of The Oncology Institute, Inc. on July 14, 2022, at 11:00 a.m. Pacific Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.proxydocs.com/TOI and entering the control number included on your proxy card or in the instructions that accompany your proxy materials.

Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

BRAD HIVELY
CHIEF EXECUTIVE OFFICER

THE ONCOLOGY INSTITUTE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 14, 2022

When	Thursday, July 14, 2022 at 11:00 a.m. PDT		How to Vote in Advance
Where	Virtually at www.proxydocs.com/TOI	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided
Proposal 1	Election of seven nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxypush.com/TOI
Proposal 2

Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2022. The Board of Directors recommends a vote “FOR”.

		By Phone	You can vote your shares by calling 1-866-308-2713

Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.

Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability in hand and follow the below instructions:
Who Can Vote	Only owners of record of the Company’s issued and outstanding common stock as of the close of business on May 16, 2022. Each share of common stock is entitled to one vote.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 14, 2022
Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about June 3, 2022.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record during the Annual Meeting.

THE ONCOLOGY INSTITUTE, INC.
BY ORDER OF THE BOARD OF DIRECTORS

BRAD HIVELY
CHIEF EXECUTIVE OFFICER

Cerritos, California

Dated: June 3, 2022

THE ONCOLOGY INSTITUTE, INC.

18000 Studebaker Rd, Suite 800

Cerritos, California 90703

PROXY STATEMENT SUMMARY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Oncology Institute, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about June 3, 2022. References in this Proxy Statement to “we,” “us,” “our,” or the “Company” refer to The Oncology Institute, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2022 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2021. This proxy statement covers our 2021 fiscal year, which was from January 1, 2021 through December 31, 2021, or fiscal 2021. This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	July 14, 2022 at 11:00 a.m. PDT	Place	Virtually at www.proxydocs.com/TOI

Record Date	May 16, 2022	Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on May 16, 2022. Each share of Common Stock is entitled to one vote.

Number of Shares Outstanding as of Record Date	74,455,497 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the three proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Item	Proposals		Board Vote Recommendations	Page#
1	Election of seven directors.	✓	FOR each director nominee	5
2	Ratification of the appointment of BDO USA LLP as the independent registered public accounting firm of the Company for 2022.	✓	FOR	15

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the General Counsel of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Election of Seven Directors	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

			Committee Membership
Name	Age	Primary Occupation	Board of Directors	Audit Committee	Nominating and Corporate Governance	Compensation	Compliance
Brad Hively	43	Chief Executive Officer and Director	✓

Richard Barasch	68	Executive Chairman, CareMax Medical Group, LLC	✓

Karen Johnson	61	Medicare Officer, Health Net	✓		✓		✓

Mohit Kaushal	43	Senior Advisor, General Atlantic	✓			✓	✓

Anne McGeorge	61	Retired	✓	✓		✓

Maeve O’Meara	40	Chief Executive Officer, Castlight Health	✓	✓	✓

Ravi Sarin	40	Co-Head and Founding Partner of AEA Growth	✓	✓		✓	✓

Ratification of Appointment of Independent Registered Public Accounting Firm	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA LLP

Quorum Requirements

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the shares of the Common Stock entitled to vote at the Annual Meeting must be present at the meeting or represented by proxy. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the two director nominees. Each share of our Common Stock outstanding on the record date is entitled to one vote on each other matter. For the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election. You may vote “For ” or “Withhold” with respect to the director nominees. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors. With respect to Proposal 2, approval requires the affirmative vote of a majority in voting power of the shares in attendance at the meeting or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against each of Proposal 2 .

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine” by stock exchange rules and regulations. Proposal 2 regarding ratification of the appointment of our independent auditors is a routine matter. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of common stock on Proposal 2. Accordingly, we do not expect there to be any broker non-votes for Proposal 2. However, if your shares are held in an account at a bank or brokerage firm, that bank or brokerage will not be permitted to vote your shares of common stock with respect to Proposal 1 , unless you provide instructions as to how your shares should be voted. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Broker non-votes, if any, will have no effect on each of Proposals 1 and 2.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by going to www.investorelections.com/TOI and following the instructions or calling 1-866-648-8133. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Emerging Growth Company Status

The Company qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and has elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PROPOSAL 1: ELECTION OF SEVEN DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

General

Our Third Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides for the annual election of directors. As a result, each member of our Board of Directors will be elected each year.

On the recommendation of the nominating and corporate governance committee of our Board of Directors, our Board of Directors, including its independent directors, selected and approved Brad Hively, Richard Barasch, Karen Johnson, Mohit Kaushal, Anne McGeorge, Maeve O’Meara and Ravi Sarin as nominees for election as directors, being elected at the Annual Meeting, each to serve for a term of one year, expiring at the 2023 annual meeting of the stockholders or until his successor is duly appointed or elected and qualified or until his or her earlier death, resignation or removal. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee.

Each of Brad Hively, Richard Barasch, Karen Johnson, Mohit Kaushal, Anne McGeorge, Maeve O’Meara and Ravi Sarin currently serve as members of our Board of Directors and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. The proxy cannot be voted for a greater number of persons than seven.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the director nominees, Brad Hively, Richard Barasch, Karen Johnson, Mohit Kaushal, Anne McGeorge, Maeve O’Meara and Ravi Sarin. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the director nominees.

Directors and Nominees

The following table and biographical information sets forth certain information about Brad Hively, Richard Barasch, Karen Johnson, Mohit Kaushal, Anne McGeorge, Maeve O’Meara and Ravi Sarin. Such information is current as of May 16, 2022. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business. There is no family relationship between any of our executive officers, directors, or director nominees. Each director has served as a director of the company since November 12, 2021. We were originally incorporated in Delaware on November 19, 2019 as a special purpose acquisition company (f/k/a DFP Healthcare Acquisition Corp.). On November 12, 2021, we consummated our business combination with TOI Parent, Inc. (the “Business Combination”). In connection with the closing of the Business Combination, TOI Parent, Inc. (“Legacy TOI”) became our wholly owned subsidiary and we changed our name to The Oncology Institute, Inc.

Name	Age	Position
Brad Hively	43	Chief Executive Officer and Director
Richard Barasch	68	Director
Karen Johnson	61	Director
Mohit Kaushal	43	Director
Anne McGeorge	61	Director
Maeve O’Meara	40	Director
Ravi Sarin	40	Director

Executive Officer and Director Nominee

Brad Hively has served as Chief Executive Officer and director on our Board since November 2021, and before that for Legacy TOI since 2019, having previously served as a member of the board of directors since 2018. Prior to joining TOI, Mr. Hively served as a principal for RLH Equity Partners from 2016 to 2019 and continues to serve as a Strategic Advisor for RLH. Mr. Hively served as President of Health Essentials, which provided high-touch, value-based care to post-acute and palliative care patients from 2014 to 2015. Prior to Health Essentials, from 2009 to 2014, Mr. Hively served as Senior Vice President of Operations at Heritage Provider Network, one of the largest physician groups in the U.S., and one of the pioneers of value-based care. Mr. Hively has also held roles with several leading private equity firms, including TA Associates, General Atlantic, and RLH Equity Partners. Mr. Hively holds a B.A. in Business Economics from University of California, Los Angeles and an M.B.A. from the Stanford University Graduate School of Business.

Non-Employee Director Nominees

Richard Barasch has served as Executive Chairman of the Company since the formation of DFP and its subsequent closing of the initial business combination with TOI. He also served as the Chairman and Chief Executive Officer of DFB Healthcare Acquisitions Corp. (“DFB”) from its formation until the closing of its initial business combination with AdaptHealth Corp., which Mr. Barasch currently serves as Chairman. In addition, Mr. Barasch served as Executive Chairman of Deerfield Healthcare Technology Acquisitions Corp. (“DFHT”) until the closing of its initial business combination with IMC Medical Group Holdings, LLC (“IMC”) and CareMax Medical Group, L.L.C. (together with IMC, “CareMax”) which Mr. Barasch served as Executive Chairman until February 2022. Mr. Barasch was Chief Executive Officer of Universal American Corp., a publicly-traded health insurance and services company focused on the senior market and government programs, from 1995 until Universal American’s acquisition by WellCare Health Plans in May 2017. He is currently founding partner of RAB Ventures LLC, formed to invest in growth healthcare companies, Chairman of HouseWorks LLC and Co-Chairman of ELMC Risk Management Inc. He serves on the Board of Advisors, Mailman School of Public Health, Columbia University and the Advisory Boards of the Health Policy and Management program at the Mailman School. He also serves on the Board of Trustees of the Maimonides Medical Center in Brooklyn, New York. Through these activities, Mr. Barasch has developed an extensive network of contacts throughout the healthcare industry. Mr. Barasch graduated from Swarthmore College and Columbia University Law School. Mr. Barasch was selected to serve on the board of directors due to his significant experience managing and investing in healthcare companies.

Karen M. Johnson has served as a director on our Board since November 2021 and is the Medicare Officer at Health Net, a Centene Corporation company, where she leads the building of business strategies and operations for the Medicare line of business. Prior to her current role, Ms. Johnson served as Medicare Regional President for WellCare for Arizona, California, Hawaii, Missouri and Washington from 2016 to 2020. In this role, she oversaw finances, network growth and provider relations, among other duties. Prior to her role at WellCare, Ms. Johnson served as Senior Vice President of Clinical Services at Health Essentials. While in this role, she launched a clinical care model, driven by a home-based supportive care program designed to support high-risk patients and end-of-life care. Prior to her role at Health Essentials, Ms. Johnson was an executive with UnitedHealthCare, where she worked to drive growth in their government sponsored programs. Ms. Johnson earned a Bachelor of Science degree in nursing from the University of Michigan and a Juris Doctorate from Michigan State College of Law. She also holds an Executive Certificate from the Wharton School of Business. She has served on the Board of Directors for several organizations, and currently serves on the Board of Boys and Girls Clubs of America and ONEgeneration. She has previously served on the boards of The YWCA, Planned Parenthood, St. Luke’s Foundation, United Way and the American Diabetes Association. Ms. Johnson was selected to serve on the board of directors due to her extensive experience in operational leadership roles at healthcare services companies.

Dr. Mohit Kaushal has served as a director of our Board since March 10, 2020. He has had an extensive career within investing, clinical medicine and public policy. He currently has served as a senior advisor to

General Atlantic since 2016 and was a partner in Aberdare Ventures from 2013 to 2014. Dr. Kaushal was a member of the White House Health IT task force; a cross agency team implementing the technology aspects of the ACA, during the Obama administration and testified to Congress on the application of technology and payment reform to the Medicare population. He also built and led the first dedicated healthcare team at the Federal Communications Commission, where his team initiated collaboration with the Food and Drug Administration for the regulatory streamlining of converged telecommunications, data analytics and medical devices leading to the release of the mobile medical applications guidance by the FDA. In addition, his team reformed the Rural Healthcare fund to create the Healthcare Connect Fund, which aligned the funding mechanism with wider healthcare payment policy and technology reform. Dr. Kaushal is a lead investor, board member or advisor to numerous healthcare companies, including Oak Street Health. Dr. Kaushal is an emergency room physician, holds an MBA from Stanford and an MD with distinction from Imperial College of Science, Technology and Medicine, London. He is an Adjunct Professor at Stanford University with a joint position within the newly created Biomedical Data Science Department and the medical school’s Clinical Excellence Research Center. Dr. Kaushal was selected to serve on the board of directors due to his significant management experience in the healthcare and technology industries.

Anne McGeorge has served as a director on our Board since November 2021 and has over 35 years of experience providing strategic guidance and operational and financial oversight to health care organizations. Ms. McGeorge has served as an Operating Partner of Havencrest Healthcare, a private equity investment firm specializing in the healthcare industry, since January 2018 and as an adjunct professor at the University of North Carolina’s School of Public Health since August 2005. Ms. McGeorge currently serves on the board of directors and as the chair of the Audit Committee of Magenta Therapeutics, a clinical-stage biotechnology company, and SOC Telemed, a specialty telemedicine company, as well as Nimbus Therapeutics and CitiusTech, both privately-held healthcare companies. Before her retirement in July 2017, Ms. McGeorge served as Managing Partner of Grant Thornton LLP’s Health Care Industry Practice from 2006 to July 2017 and as Global Managing Partner for Grant Thornton International’s Health Care Industry Practice from 2015 to July 2017. Ms. McGeorge was formerly a partner at Deloitte LLP and Arthur Andersen LLP. Ms. McGeorge was selected to serve on the board of directors due to her significant finance, accounting, and risk management experience.

Maeve O’Meara has served as a director on our Board since November 2021 and is the Chief Executive Officer of Castlight Health, a position she has held since July 2019. Ms. O’Meara joined Castlight in 2010, and previously served as Castlight’s Chief Product Officer and EVP of Product and Customer Experience. She brings a wealth of experience from joining a company pre-product to scaling to IPO to M&A. Prior to joining Castlight, Ms. O’Meara was a venture investor at Highland Capital Partners, where she focused on investments in digital health, health services, and consumer technology. Ms. O’Meara holds an M.B.A. from Stanford Graduate School of Business and a B.A. in Economics from the University of Virginia. Ms. O’Meara was selected to serve on the board of directors as a result of her extensive knowledge of the healthcare industry, technology expertise, and her experience leading a publicly traded healthcare company.

Ravi Sarin has served as a director on our Board since November 2021 and has served as a member of the Legacy TOI board of directors since 2018. Ravi Sarin is Co-Head and Founding Partner of AEA Growth since 2021. Mr. Sarin is also the Founder and Managing Partner of ROCA Partners, a growth equity investment firm focused on tech-enabled services, software and healthcare services companies, which he founded in 2015. Previously, he was a Principal in the Private Equity Group at Ares Management from 2009 to 2015. At Ares, Mr. Sarin helped lead investments in healthcare services among a few other sectors. Prior to Ares, Mr. Sarin was a private equity investor at Bain Capital and a consultant at Bain & Company. Mr. Sarin currently serves on the boards of directors of several companies including Oceans Healthcare, Riviera Partners, and True Blue Car Wash and previously served on the board of directors of a number of companies including Floor & Decor, Jacuzzi Brands, Ob Hospitalist Group, and Unified Women’s Healthcare. Mr. Sarin received a B.S. in Electrical Engineering and a M.S. in Management Science & Engineering from Stanford University and an M.B.A. from Harvard Business School. Mr. Sarin was selected to serve on our board of directors due to his experience working with and serving as a director of a number of healthcare services companies.

CORPORATE GOVERNANCE

We structure our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:

a.

we have independent director representation on our audit, compensation and nominating committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

b.	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and

c.	we have begun to and will continue to implement a range of other corporate governance best practices, including implementing a robust director education program.

Affirmative Determinations Regarding Director and Nominee Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ms. Johnson, Dr. Kaushal, Ms. McGeorge, Ms. O’Meara and Mr. Sarin are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Background and experience of directors

Our nominating and corporate governance committee is responsible for, among other things, identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, overseeing succession planning for our Chief Executive Officer and other executive officers, periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors, overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and developing and recommending to our board of directors a set of corporate governance guidelines.

Role of the Board in Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Attendance at Meetings

During the year ended December 31, 2021, our Board of Directors met two times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2021. In addition, the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. We anticipate that at least a majority of our Board of Directors will attend the Annual Meeting in 2022.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee, nominating and corporate governance committee and compliance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The current composition of each board committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Compliance Committee
Brad Hively*
Richard Barasch*
Karen Johnson			C	✓
Mohit Kaushal	✓			C
Anne McGeorge	✓	C
Maeve O’Meara		✓	✓
Ravi Sarin	C	✓		✓

✓	Member
C	Chairperson
*	Does not serve on any committees

Audit committee

Our audit committee consists of Ms. McGeorge, Ms. O’Meara and Mr. Sarin, with Ms. McGeorge serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Our board of directors has affirmatively determined that Ms. McGeorge, Ms. O’Meara and Mr. Sarin each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that Ms. McGeorge, Ms. O’Meara and Mr. Sarin each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors adopted a written charter for the audit committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this annual proxy statement or to be part of this proxy statement. Our audit committee held one meeting in 2021.

Our audit committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation committee

Our compensation committee consists of Dr. Kaushal, Ms. McGeorge and Mr. Sarin, with Mr. Sarin serving as chair. Our board of directors has affirmatively determined that Dr. Kaushal, Ms. McGeorge and Mr. Sarin each meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors adopted a written charter for the compensation committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this proxy statement or to be part of this proxy statement. Our compensation committee held one meeting in 2021.

The compensation committee is responsible for, among other matters:

•	reviewing and setting or making recommendations to our board of directors regarding the compensation of our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Ms. Johnson and Ms. O’Meara, with Ms. Johnson serving as chair. Our board of directors has affirmatively determined that Ms. Johnson and Ms. O’Meara each meet the definition of “independent director” under Nasdaq rules. Our board of directors adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this proxy statement or to be part of this proxy statement.

The nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Compensation committee interlocks and insider participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our compensation committee. In addition, none of our executive officers serves as a member of the compensation committee of the board of directors (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors.

Compliance committee

Our compliance committee consists of Mr. Kaushal, Ms. Johnson and Mr. Sarin, with Mr. Kaushal serving as chair. Our compliance committee did not meet in 2021.

Our compliance committee oversees and assists our Board in reviewing and providing general oversight of our compliance with federal and state laws and regulations relating to healthcare. Our compliance committee is responsible for, among other things:

•	reviewing and overseeing our compliance program;

•	ensuring proper communication of significant healthcare regulatory compliance issues to our board of directors; and

•	reviewing significant healthcare regulatory compliance risk areas and the steps taken by management to monitor, control and report such compliance risk exposures

Board Diversity Matrix

The table below provides certain information regarding the composition of our Board. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f) and related instructions.

Board Diversity Matrix (As of May 16, 2022)

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part 1: Gender Identity
Directors	3	4	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native of Native American	0	0	0	0
Asian	0	2	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	2	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

The Company’s Director Nomination Process

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our General Counsel not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 2.5 of our Bylaws.

Communications with Directors

Stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to c/o The Oncology Institute, Inc., 18000 Studebaker Rd., Suite 800, Cerritos, California 90703. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mark Hueppelsheuser, General Counsel will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Hueppelsheuser, to ensure appropriate and careful review of the matter.

Code of Ethics and Conduct

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement or to be part of this proxy statement.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. Our audit committee has selected BDO USA, LLP or BDO, to serve as our independent registered public accounting firm to audit the consolidated financial statements of The Oncology Institute, Inc. for the fiscal year ending December 31, 2022. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending December 31, 2022. The affirmative vote of a majority of the Common Stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of BDO.

Stockholders are not required to ratify the appointment of BDO as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain BDO. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of BDO will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

BDO has served as our auditor since 2021. A representative of BDO is expected to be present virtually at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed by BDO USA, LLP for the fiscal years ended December 31, 2021 and December 31, 2020:

	2021	2020
Audit Fees(1)	$798,600	$1,195,978
Audit Related Fees	—	—
Tax Fees(2)	81,477	31,267
All Other Fees(3)	123,252	—

Total	$1,003,329	$1,227,245

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by BDO in connection with regulatory filings.

(2)	Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(3)	All other fees consist of fees billed for all other services.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE REPORT

Our audit committee currently consists of three directors. Ms. McGeorge, Ms. O’Meara and Mr. Sarin are each, in the judgment of the board of directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations section of our website.

The audit committee oversees our financial reporting process on behalf of the board of directors. The audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Our independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has also discussed with BDO USA, LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of our financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

AUDIT COMMITTEE

Anne McGeorge (Chair)
Maeve O’Meara
Ravi Sarin
Members of the Audit Committee

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of May 16, 2022, other than Brad Hively (whose biographical information is shown under “Proposal 1: Election of Two Directors” on page 5). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Daniel Virnich	44	President
Mihir Shah	43	Chief Financial Officer
Yale Podnos	51	Chief Medical Officer
Matthew Miller	45	Chief Operations Officer

Daniel Virnich has served as President since March 15, 2022. Dr Virnich previously served as Chief Operating Officer since November 2021, and before that for Legacy TOI since 2020. Prior to joining TOI, from 2018 to 2019, Dr. Virnich, was the market president DaVita Medical group, Florida region, a Medicare Advantage at-risk provider group serving over 90,000 Medicare Advantage members with over 1,400 teammates and clinicians. Prior to this role, Dr. Virnich was a Senior Vice President of Operations in the California region with DaVita Medical Group from 2015 to 2018. Dr. Virnich previously served as the Chief Medical Officer of TeamHealth Acute Care Services, working with hospitals and healthcare systems across 26 states. Dr. Virnich holds a BA in Biology from The University of Chicago, an MD from The Pritzker School of Medicine at the University of Chicago where he was elected to Alpha Omega Alpha, and an MBA from Kellogg School of Management at Northwestern University.

Mihir Shah has served as Chief Financial Officer since April 4, 2022. Mr. Shah previously served as Chief Financial Officer of Commonwealth Care Alliance since April 2019, having served as consulting Chief Financial Officer for Commonwealth Care Alliance from August 2018 to March 2019. Mr. Shah served as Chief Financial Officer of Apollo Medical Holdings Inc. from July 2016 to May 18, 2018 and accounting consultant of Apollo Medical Holdings, Inc. from March 2016 to July 2016. From April 2015 to February 2016, Mr. Shah served as Chief Financial Officer of Unitek Information Systems, Inc., which offers nursing, allied health and information technology training programs. From April 2013 to March 2015, he was Vice President and Controller of Health Essentials, LLC, which provides post-acute, hospice and palliative care services. Mr. Shah was employed at Arcadian Health Plan from December 2005 to March 2013, serving as its Vice President of Finance and Analytics from January 2010 to March 2013, Senior Director of Finance and Analytics from January 2008 to December 2009, and Senior Financial Analyst from December 2005 to December 2007. He is a Certified Public Accountant and received a Master of Commerce-Cost Accounting from Gujarat University in Ahmedabad, India.

Yale Podnos has served as Chief Medical Officer since November 2021, and before that for Legacy TOI since 2020. Prior to joining TOI, Dr. Podnos served as Chief Medical Officer of the West Hills Hospital and Medical Center. From 2011 to 2018, Dr. Podnos was employed by UNC Rex Healthcare in Raleigh, where he held positions as Medical Director of Surgical Oncology and Chairman of the Department of Surgery. He has also previously held a position on the faculty of Duke University. Dr. Podnos holds a BA in biology from New York University and a Masters of Public Health from the Harvard School of Public Health. Dr. Podnos received his MD from the University of California, Irvine School of Medicine, where he also completed his residency in general surgery. Following his residency, Dr. Podnos completed a fellowship in surgical oncology at City of Hope National Cancer Center.

Matthew Miller has served as Chief Operating Officer since March 15, 2022. Dr. Miller previously served as Chief Administrative Officer since November 2021, and before that for Legacy TOI since 2020. Before joining TOI, Dr. Miller was Chief Operating Officer of Altais in 2019 and, prior to that, served as Senior Vice President of Clinical Strategy & Innovation at Landmark Health, a home-based physician practice focused on managing complex, chronically ill patients under risk arrangements beginning in 2016. Before Landmark, Dr. Miller spent seven years at McKinsey & Company as part of the consulting firm’s Healthcare Systems & Services practice. Dr. Miller holds a BA in Biology from Harvard University and MD and MBA degrees from University of California, Los Angeles.

EXECUTIVE AND DIRECTOR COMPENSATION

Our Named Executive Officers for the year ended December 31, 2021, include Brad Hively, our Chief Executive Officer, Daniel Virnich and Scott Dalgleish, our two most highly compensated executive officers other than our current Chief Executive Officer, who were serving as executive officers as of December 31, 2021 (collectively, the “Named Executive Officers”). This Executive Compensation section sets forth certain information regarding total compensation earned by our Named Executive Officers for the year ended December 31, 2020, as well as stock option awards held by our Named Executive Officers as of December 31, 2020. To date, the compensation packages for our Named Executive Officers primarily consist of base salary, an annual cash incentive bonus, stock option awards and health and welfare benefits.

Mr. Dalgleish ceased to serve as Chief Financial Officer of the Company on April 29, 2022. In connection with his separation, we entered into a separation agreement and a consulting agreement with Mr. Dalgleish, each as described below.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers for the years ended December 31, 2021 and 2020:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Brad Hively	2021	$430,768	$49,987	$2,614,116	8,396,264	$132,800	$11,600	$11,635,536
	2020	$400,000	$11,228	$—	$—	$188,772	$11,400	$611,400
Daniel Virnich	2021	$262,500	$14,351	$1,443,965	$5,884,101	$20,750	$—	$7,625,667
	2020	$213,542	$—	$—	$176,187	$28,955	$—	$418,684
Scott Dalgleish	2021	$250,000	4,171	$879,502	$3,571,918	$41,500	$11,600	$4,758,691
	2020	$76,515	$—	$—	$232,944	$8,124	$—	$317,583

(1)	Amounts reflect annual base salary, as further described below, and, for 2021, also payouts for accrued but unused vacation in the amount of $30,768 for Mr. Hively and $12,500 for Dr. Virnich.
(2)	For 2021, amounts reflect transaction bonuses paid in 2021 in connection with the Business Combination.
(3)

Amounts reflect the aggregate grant date fair value of restricted stock issued to the Named Executive Officers in connection with the Business Combination in the form of Earnout Shares issued in respect of Company stock options (such restricted Earnout Shares, the “Option Earnout Shares”). The Option Earnout Shares are subject to service and performance vesting conditions. These amounts reflect the probable outcome of satisfaction of such performance conditions on the date of grant. The Option Earnout Shares issuable to Company Option holders in connection with the Business Combination, including the Named Executive Officers, are considered stock-based compensation awards due to the requirement that the Company Option holders must remain employed by us in order not to forfeit such unvested Option Earnout Shares. The grant date fair value of the Option Earnout Shares was determined using a Monte Carlo simulation valuation model assuming that all Option Earnout Shares will be earned. See Note 14 of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 11, 2022 for a discussion of the relevant assumptions used in calculating these amounts.

(4)

Amounts for 2020 reflect the aggregate grant date fair market value of stock options granted to the Named Executive Officers in the applicable year, computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The amounts for 2021 reflect the incremental fair value of the modification of performance vesting options held by the Named Executive Officers to reflect (i) accelerated vesting of a number of performance vesting options equal to the cash-out percentage in the Business Combination and (ii) conversion of any remaining performance vesting options into time vesting options in connection with the Business Combination. See Note 14 of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 11, 2022 for a discussion of the relevant assumptions used in calculating these amounts.
(5)

Amounts reflect annual cash incentives earned by each Named Executive Officer in the applicable year, based on the achievement of pre-established performance goals, as further described below in “—Bonuses.”

(6)

Amounts reflect employer matching contributions paid pursuant to our 401(k) plan in the amount of $11,400 and $11,600 for Mr. Hively in 2020 and 2021, respectively, and $11,600 for Mr. Dalgleish in 2021.

Narrative to Summary Compensation Table

Salaries

In 2021, the Named Executive Officers received an annual base salary to compensate them for services rendered to our Company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Mr. Hively, Dr. Virnich and Mr. Dalgleish for 2021 were $400,000, $250,000 and $250,000, respectively, as set forth above in the Summary Compensation Table in the column entitled “Salary.”

Bonuses

We maintained an annual performance-based cash bonus program for 2021 in which Mr. Hively, Dr. Virnich and Mr. Dalgleish participated (the “2021 Bonus Program”). Bonus payments under the 2021 Bonus Program were determined based on achievement of certain corporate, operational and individual performance goals approved by our Board, subject to the recipient’s continued employment through the payment date. Each of Mr. Hively’s, Dr. Virnich’s and Mr. Dalgleish’s target bonus under the 2021 Bonus Program was expressed as a percentage of base salary, as follows: Mr. Hively: 60%; Dr. Virnich: 20%; and Mr. Dalgleish: 40%.

Under the 2021 Bonus Program, 100% of Mr. Hively’s bonus was based on the attainment of overall Company performance and operational goals tied to revenue, gross profit and Adjusted EBITDA, and 75% of Dr. Virnich and Mr. Dalgleish’s bonuses were based on Company performance and operational goals tied to revenue, gross profit and Adjusted EBITDA and 25% of their bonuses were based on individual performance metrics, with any such earned bonus expected to be paid following the end of calendar year 2021.

The actual annual cash bonuses awarded to Mr. Hively, Dr. Virnich, and Mr. Dalgleish under the 2021 Bonus Program, as determined by our Board based on the level at which the applicable Company performance goals were attained, is set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity-Based Compensation

Equity Grants

No options were granted in 2021 to our Named Executive Officers. In connection with the Business Combination, performance vesting options, including those held by our Named Executive Officers, were modified to (i) accelerate vesting in a number of options equal to the percentage of cash consideration received in the Business Combination and (ii) convert any remaining performance vesting options into time vesting options, with such amended awards scheduled to vest pro rata monthly on each anniversary of the closing date of the Business Combination (the “Closing Date”) over three years, subject to continued service with the Company or its subsidiaries through the applicable vesting date.

Additionally, in connection with the Business Combination, Mr. Hively, Dr. Virnich and Mr. Dalgleish were issued earnout shares on their options in the form of restricted stock (the “Option Earnout Shares”). The Option

Earnout Shares are subject to both service and performance vesting conditions. The Named Executive Officer must remain employed through the date the performance conditions are satisfied to vest in the Option Earnout Shares. 141,380, 78,094 and 47,566 Option Earnout Shares will be earned by Mr. Hively, Dr. Virnich and Mr. Dalgleish, respectively, if during the two-year period following the Closing the last reported sales price per share for any 20 trading days within any 30 consecutive trading day period is $12.50, and an additional 212,070, 117,142 and 71,350 Option Earnout Shares will be earned by Mr. Hively, Dr. Virnich and Mr. Dalgleish, respectively, if during the three-year period following the Closing the last reported sales price per share for any 20 trading days within any 30 consecutive trading day period is $15.00. Additionally, if prior to the third anniversary of the Closing, the Company enters into a definitive agreement that would result in a change of control and the price per share of our stock in such transaction is equal to or greater than one or both of the share price triggers, then any unvested Option Earnout Shares will vest, provided the Named Executive Officer remains employed through such date.

Other Elements of Compensation

All of our employees are eligible to participate in a 401(k) retirement savings plan, and in our health and welfare plans, subject to the terms and conditions of such plans. Under the 401(k) plan eligible employees may defer a portion of their compensation on a pre-tax basis through contributions to the 401(k) plan, subject to limitations of the Internal Revenue Code. In 2021, we matched contributions made by participants in the 401(k) plan at the rate of 100% of the first 4% of the participant’s compensation, which are fully vested. We believe that providing a vehicle for tax-deferred retirement savings though the 401(k) plan and standard employee benefits adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of the Company’s common stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2021 (dollar amounts in thousands):

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Brad Hively	12/2/2019	(1)	496,729	496,731	—	$0.85	12/2/2029	—	$—	—	—

	12/2/2019	(2)	22,888	801,083	—	$0.85	12/2/2029	—	$—	—	—

	11/12/2021	(3)	—	—	—	$—	—	141,380	$1,378,455	—	—

	11/12/2021	(4)	—	—	—	$—	—	212,070	$2,067,683	—	—

Daniel Virnich	3/1/2020	(1)	186,633	239,970	—	$0.86	3/1/2030	—	$—	—	—

	3/1/2020	(2)	16,055	561,951	—	$0.86	3/1/2030	—	$—	—	—

	11/12/2021	(3)	—	—	—	$—	—	78,094	761,417	—	—

	11/12/2021	(4)	—	—	—	$—	—	117,142	$1,142,135	—	—

Scott Dalgleish	11/16/2020	(1)	70,692	190,331	—	$0.86	11/16/2030	—	$—	—	—

	11/16/2020	(2)	9,746	341,130	—	$0.86	11/16/2030	—	$—	—	—

	11/12/2021	(3)	—	—	—	$—	—	47,566	463,769	—	—

	11/12/2021	(4)	—	—	—	$—	—	71,350	$695,663	—	—

(1)

This stock option vests and becomes exercisable over four years, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting pro rata monthly on each anniversary of the grant date, subject to the executive’s continued service with the Company or its subsidiaries through the applicable vesting date.

(2)

This stock option was originally performance based, but in connection with the Business Combination, now vests pro rata monthly on each anniversary of the Closing Date over three years, subject to the executive’s continued service with the Company or its subsidiaries through the applicable vesting date.

(3)

These Option Earnout Shares vest if during the two-year period following the Closing the last reported sales price per share for any 20 trading days within any 30 consecutive trading day period is $12.50, provided that the executive remains employed through the date the performance conditions are satisfied. Further, if prior to the third anniversary of the Closing, the Company enters into a definitive agreement that would result in a change of control and the price per share of our stock in such transaction is equal to or greater than one or both of the share price triggers, then any unvested Option Earnout Shares will vest, provided the executive remains employed through such date.

(4)

These Option Earnout Shares vest if during the three-year period following the Closing the last reported sales price per share for any 20 trading days within any 30 consecutive trading day period is $15.00, provided that the executive remains employed through the date the performance conditions are satisfied. Further, if prior to the third anniversary of the Closing, the Company enters into a definitive agreement that would result in a change of control and the price per share of our stock in such transaction is equal to or greater than one or both of the share price triggers, then any unvested Option Earnout Shares will vest, provided the executive remains employed through such date.

Executive Compensation Arrangements

We have entered into employment agreements with each of Mr. Hively, Dr. Virnich and Mr. Dalgleish, which set forth the terms and conditions of their employment, including initial base salary and eligibility to participate in our employee benefit programs. Each of the employment agreements has a three-year initial term with additional one-year automatic extensions thereafter. In the event that an executive is terminated by us without “cause” or by the executive with “good reason” (each as defined in the respective employment agreement), then such executive will be eligible for salary continuation for a severance period and payments or reimbursements for the cost of COBRA premiums for a severance period, subject to execution of a general release of claims. The severance period for Mr. Hively is 12 months and for Dr. Virnich and Mr. Dalgleish it is three months. Each Named Executive Officer is subject to certain post-employment obligations, including post-employment non-solicitation of employees covenant (12 months for Mr. Hively and 24 months for Dr. Virnich and Mr. Dalgleish), confidentiality obligations (infinite for Mr. Hively and 36 months for Dr. Virnich and Mr. Dalgleish) and indefinite non-disparagement obligations. Mr. Hively’s employment agreement guaranteed him an annual bonus for 2020 in the amount of $200,000. Additionally, under Mr. Dalgelish’s employment agreement, he received a one-time signing bonus in the amount of $50,000, which must be refunded to the Company if he terminates his employment prior to November 16, 2022.

Mr. Dalgleish ceased to serve as Chief Financial Officer of the Company on April 29, 2022. In connection with his separation, we entered into a separation agreement and a consulting agreement with Mr. Dalgleish. Pursuant to the separation agreement, in exchange for his execution of a general release of claims, Mr. Dalgleish will be eligible to receive the severance benefits provided for under his employment agreement with the Company, as described above. Further, pursuant to the consulting agreement, effective as of April 30, 2022, Mr. Dalgleish will serve as a consultant until May 31, 2022, unless terminated earlier pursuant to the terms of the consulting agreement. Under the consulting agreement, Mr. Dalgeish will be eligible to continue to vest in up to 15,183 of his outstanding stock options, and the post-termination exercise period of his stock options was extended through December 31, 2022. The consulting agreement also requires Mr. Dalgleish’s continued compliance with restrictive covenants included in his employment agreement and separation agreement and provides for a post-termination non-solicitation of Company employees, independent advisors, independent contractors and customers for the one-year period after the termination of the consulting agreement.

2021 DIRECTOR COMPENSATION

The following individuals served as non-employee directors of TOI in 2021: Richard Barasch, Mohit Kaushal, Karen Johnson, Anne McGeorge, Maeve O’Meara and Ravi Sarin. We have not historically maintained a formal non-employee director compensation program. However, we have provided cash compensation and awarded options to purchase shares of our Common Stock to non-employee directors from time to time. Additionally, we reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

No compensation was paid to any director for service in 2021.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2021 regarding common stock that may be issued under our equity compensation plans, consisting of The Oncology Institute, Inc. 2021 Incentive Award Plan (the “2021 Plan”), the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan (the “2019 Plan”) and The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average per share exercise price of outstanding options, warrants and rights		(C) Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	6,921,180	(1)	$0.88	(2)	9,068,431	(3)
Equity compensation plans not approved by security holders	1,291,492	(4)	—		—
Total	8,212,672		$0.88		9,068,431

(1)	Includes 0 outstanding options to purchase shares of common stock under the 2021 Plan and 6,921,180 outstanding options to purchase shares of common stock under the 2019 Plan.
(2)	Represents the weighted-average exercise price of outstanding options.
(3)

Includes 7,727,343 shares of common stock available for issuance under the 2021 Plan and 1,341,088 shares of common stock available for issuance under the 2021 ESPP (of which 1,341,088 were eligible for purchase during the offering period in effect on December 31, 2021). This amount does not include any additional shares that may become available for future issuance under the 2021 Plan pursuant to the automatic increased to the share reserve on January 1 of each of our calendar years through 2031 by the number of shares equal to 4% of the total outstanding shares of our common stock as of the immediately preceding December 31. Additionally, this amount does not include any additional shares that may become available for future issuance under the 2021 ESPP pursuant to the automatic increased to the share reserve on January 1 of each of our calendar years through 2031 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31.

(4)

Includes 1,291,492 outstanding restricted stock units (“RSUs”). Prior to the consummation of the Business Combination, Richy Agajanian Holdings, P.C., a holder of Series A Preferred Shares of Legacy TOI, entered into arrangements with physicians employed by our affiliated physician-owned professional corporations to issue restricted stock awards (“RSAs”), which awards represented Series A Preferred Shares of Legacy TOI and were subject to performance vesting requirements. Each of the Legacy TOI RSAs that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an RSU representing the right to receive one share of our common stock upon vesting equal to the product of (i) the number of shares of RSAs immediately prior to the Business Combination, (ii) the conversion rate of 1:10 of the Series A Preferred Shares of Legacy TOI, and (iii) the exchange ratio of 591:1 of the shares of common stock of Legacy TOI. Following the Business Combination, each RSU was no longer subject to performance requirements in order to vest, but was modified to include service requirements only. The service vesting requirement states that: (i) 16.67% of the RSUs vest on the six-month anniversary of the Closing Date, and (ii) the remaining 83.33% vest on an equal quarterly-basis, subject to continuous employment with the Company or its related entities through the third anniversary of the grant date. In the event of a change in control at any time after the Closing Date, the RSUs which have not become vested will vest immediately, subject to continuous and active employment with the Company or its related entities through such change in control. Additionally, if the grantee’s employment with the Company or its related entities terminates by reason of death or permanent disability following the Closing Date, then the RSUs will immediately vest as of the date of such death or permanent disability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of May 16, 2022 by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o the Oncology Institute, 18000 Studebaker Rd, Suite 800, Cerritos, California 90703.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	% of Ownership
5% Holders
TOI HC I, LLC(1)	15,662,794	21.0%
M33 Growth I L.P.(2)	15,256,383	20.5%
FMR LLC(3)	12,000,000	16.1%
Richy Agajanian(4)	9,075,011	12.1%
FOG Ventures Investments, LLC(5)	4,634,908	6.2%
OncologyCare Partners, LLC(6)	4,109,771	5.5%
Directors and Executive Officers(7)
Brad Hively(8)	1,178,162	1.6%
Daniel Virnich(9)	572,518	*
Scott Dalgleish	156,353	*
Matthew Miller(10)	156,525	*
Yale Podnos(11)	84,120	*
Richard Barasch(12)	1,609,949	2.2%
Karen Johnson	4,798	*
Mohit Kaushal(13)	30,332	*
Anne McGeorge	6,397	*
Maeve O’Meara	3,998	*
Ravi Sarin(6)	4,116,968	5.5%
All directors and executive officers as a group (11 individuals)	7,920,120	10.4%

*	Less than one percent
(1)

Consists of 15,662,794 shares of Common Stock for which TOI HC I, LLC is the record owner and excludes 3,325,177 Earnout Shares that may be issued to TOI HC I, LLC pursuant to the Merger Agreement. Havencrest Healthcare Partners, L.P. (“Havencrest”) and its general partner, Havencrest Healthcare Partners GP, LLC (“Havencrest GP”) indirectly have the power to control TOI HC I, LLC and may be deemed to have beneficial ownership of the shares directly held by TOI HC I, LLC. Each of Havencrest and Havencrest GP expressly disclaims beneficial ownership of such securities to the extent of their pecuniary interest therein. The business address for TOI HC I, LLC, Havencrest, and Havencrest GP is 2100 McKinney Ave., #1760, Dallas TX 75201.

(2)

Consists of (i) 13,703,803 shares of Common Stock held by M33 Growth I L.P. (“M33”) and (ii) 1,552,580 shares of Common Stock held by TOI M, LLC (“TOI M”). Excludes 2,909,288 Earnout Shares to M33 and 329,609 Earnout Shares to TOI M that may be issued pursuant to the Merger Agreement. M33 Growth I GP LLC is the general partner of M33. Michael Anello, Gabriel Ling and Brian Shortsleeve serve as the managers of M33 Growth I GP LLC. As a result, Mr. Anello, Mr. Ling and Mr. Shortsleeve indirectly have the power to control M33 and may be deemed to have indirect beneficial ownership of the securities held by M33. M33 is a member of TOI M and Mr. Ling, Mr. Anello and Mr. Shortsleeve each serve as managers of TOI M. As a result, Mr. Ling, Mr. Anello and Mr. Shortsleeve each have the power to control TOI M and may be deemed to have indirect beneficial ownership of the securities held by TOI M. The business address of each of M33 and TOI M is 888 Boylston Street, Suite 500, Boston, MA 02199

(3)

Consists of (i) 373,842 shares of Common Stock to be owned by Fidelity Capital Trust: Fidelity Stock Selector Small Cap Fund; (ii) 1,126,158 shares of Common Stock to be owned by Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund; (iii) 112,536 shares of Common Stock owned by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio; (iv) 814,767 shares of Common Stock to be owned by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund; (v) 28,268 shares of Common Stock to be owned by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund; (vi) 11,405 shares of Common Stock to be owned by Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC; (vii) 33,024 shares of Common Stock to be owned by Fidelity NorthStar Fund - Sub D by its manager Fidelity Investments Canada ULC; (viii) 2,232,581 shares of Common Stock to be owned by Fidelity Select Portfolios: Select Health Care Portfolio; (ix) 1,472,782 shares of Common Stock to be owned by Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund; (x) 761,936 shares of Common Stock to be owned by Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund - Health Care Sub; (xi) 282,701 shares of Common Stock to be owned by Variable Insurance Products Fund IV: VIP Health Care Portfolio; (xii) 377,375 shares of Common Stock to be owned by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (xiii) 1,815,080 shares of Common Stock to be owned by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (xiv) 2,110,757 shares of Common Stock to be owned by Fidelity Growth Company Commingled Pool, By: Fidelity Management Trust Company, as Trustee; and (xv) 446,788 shares of Common Stock to be owned by Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4)

Shares beneficially owned by Richy Agajanian consists of (i) 7,642,253 shares of Common Stock held by Jimmy Holdings, Inc. (ii) 506,871 shares of Common Stock held by Agajanian Holdings, LLC (iii) 698,542 shares of common stock issuable upon exercise of stock options held by Hilda Agajanian that are exercisable within 60 days (iv) 90,938 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $12.50 per share for 20 days within any 30 consecutive trading days for the two-year period following the closing of the Business Combination, subject to continued employment at such time, and (v) 136,407 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $15.00 per share for 20 days within any 30 consecutive trading days for the three-year period following the closing of the Business Combination, subject to continued employment at such time. Shares beneficially owned excludes (i) 1,828,363 Earnout Shares that may be issued to Jimmy Holdings, Inc. and (ii) 107,608 Earnout Shares issuable to Agajanian Holdings, LLC, in each case pursuant to the Merger Agreement. Excludes the effect of the agreement dated May 11, 2022 between the Company, Jimmy Holdings, Inc. and Agajanian Holdings, LLC pursuant to which the Company agreed to repurchase 1,346,565 shares of Common Stock from Jimmy Holdings, Inc. and 253,435 shares of Common Stock from Agajanian Holdings, LLC, for an aggregate of 1,600,000 shares of its Common Stock at a price of $6.00 per share. Under the terms of the related agreement, the Company may assign its obligation to purchase such shares to a third party, provided that the repurchase occurs on or before June 10, 2022. Jimmy Holdings, Inc. has voting and non-voting securities. Richy Agajanian controls the voting power of the voting securities of Jimmy Holdings, Inc., and, as a result of such control, may be deemed to have indirect beneficial ownership of the securities held by Jimmy Holdings, Inc. The business address for Jimmy Holdings, Inc. is 2810 Pinckard Ave., Redondo Beach, CA 90278. Shares beneficially owned by Agajanian Holdings, LLC excludes 107,608 Earnout Shares that may be issued to Agajanian Holdings, LLC pursuant to the Merger Agreement. Dr. Agajanian is a trustee of three trusts, which trusts collectively hold all of the membership interests of Agajanian Holdings, LLC, and therefore Dr. Agajanian and his co-trustee, if and as applicable, share voting and dispositive power over the shares as trustee(s). Richy Agajanian disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, if any.
(5)

Dan Murillo, as principal of FOG Ventures Investments, LLC, directly or indirectly has the power to control FOG Ventures Investments, LLC. As a result, Mr. Murillo may be deemed to have indirect beneficial ownership of the securities held by FOG Ventures Investments, LLC. The business address for FOG Ventures Investments, LLC is 19300 S Hamilton Ave, Ste. 285, Gardena, CA 90248.

(6)

Excludes 872,495 Earnout Shares to OncologyCare Holdings, LLC that may be issued pursuant to the Merger Agreement. OncologyCare Holdings, LLC is the manager of OncologyCare Partners, LLC, and Ravi Sarin formerly served as the managing member of OncologyCare Partners, LLC and continues to have the ability to influence the vote and disposition of the shares in certain circumstances, and thus may be deemed to indirectly beneficially own the shares, except to the extent of his pecuniary interest therein.

(7)	Unless indicated otherwise, the address of each stockholder is 18000 Studebaker Rd., Suite 800, Cerritos, CA 90703.
(8)

Consists of (i) 141,380 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $12.50 per share for 20 days within any 30 consecutive trading days for the two-year period following the closing of the Business Combination, subject to continued employment at such time, (ii) 212,070 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $15.00 per share for 20 days within any 30 consecutive trading days for the three-year period following the closing of the Business Combination, subject to continued employment at such time and (iii) 824,712 shares of common stock issuable upon exercise of stock options held by Mr. Hively that are exercisable within 60 days.

(9)

Consists of (i) 78,094 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $12.50 per share for 20 days within any 30 consecutive trading days for the two-year period following the closing of the Business Combination, subject to continued employment at such time, (ii) 117,142 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $15.00 per share for 20 days within any 30 consecutive trading days for the three-year period following the closing of the Business Combination, subject to continued employment at such time and (iii) 377,282 shares of common stock issuable upon exercise of stock options held by Dr. Virnich that are exercisable within 60 days.

(10)

Consists of (i) 20,234 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $12.50 per share for 20 days within any 30 consecutive trading days for the two-year period following the closing of the Business Combination, subject to continued employment at such time, (ii) 30,350 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $15.00 per share for 20 days within any 30 consecutive trading days for the three-year period following the closing of the Business Combination, subject to continued employment at such time and (iii) 105,941 shares of common stock issuable upon exercise of stock options held by Mr. Miller that are exercisable within 60 days.

(11)

Consists of (i) 11,359 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $12.50 per share for 20 days within any 30 consecutive trading days for the two-year period following the closing of the Business Combination, subject to continued employment at such time, (ii) 17,039 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer’s stock price reaches $15.00 per share for 20 days within any 30 consecutive trading days for the three-year period following the closing of the Business Combination, subject to continued employment at such time and (iii) 55,722 shares of common stock issuable upon exercise of stock options held by Mr. Podnos that are exercisable within 60 days.

(12)

Includes (i) 96,122 shares of Common Stock held by Mr. Barasch; (ii) 182,500 shares of Common Stock issuable upon conversion of Series A Common Equivalent Preferred held by Mr. Barasch (including 23,000 Earnout Shares that may be released to Mr. Barasch based on the terms of the Merger Agreement); (iii) 709,800 shares of Common Stock issuable upon conversion of Series A Common Equivalent Preferred held by the Helen Barasch Family Trust #1 (the “Barasch Family Trust”) (including 894,000 Earnout Shares that may be released to the Barasch Family Trust based on the terms of the Merger Agreement) and (iv) 621,527 shares of Common Stock issuable upon exercise of warrants held by Mr. Barasch, which will become exercisable within 60 days (including 73,024 Earnout Warrants that may be released to Mr. Barasch based on the terms of the Merger Agreement). Mr. Barasch, acting as an investment advisor with respect to the Barasch Family Trust, has dispositive and voting power over the securities held by the Barasch Family Trust but expressly disclaims beneficial ownership of such securities to the extent of his pecuniary interest therein. The address of Mr. Barasch is 300 Central Park West, Apt 7G, New York, NY 10024. The address of the Barasch Family Trust is 500 Stanton Christiana Rd NCC2, Newark DE 19713. The shares held by Mr. Barasch give pro forma effect to a distribution of shares currently held by the Sponsor, which are expected to be distributed to Mr. Barasch upon the Sponsor’s scheduled dissolution.

(13)

Represents shares held by Dr. Kaushal prior to the consummation of the Business Combination, after giving effect to forfeitures pursuant to the Stockholder Support Agreement, dated as of June 28, 2021, by and among DFP, TOI and the Sponsor.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2021 were satisfied, except due to administrative errors (i) each of the following filed one late Form 4 to correct the number of options granted on March 21, 2022: Mr. Hively (one transaction), Mr. Dalgleish (one transaction), Mr. Podnos (two transactions), Dr. Miller (two transactions), and Mr. Virnich (one transaction), and (ii) Mr. Sarin filed one late Form 4 reporting the acquisition of earn out shares (two transactions) in the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive and Director Compensation” and “Management”, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

a.	we have been or are to be a participant;

b.	the amount involved exceeds or will exceed $120,000; and

c.

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with the execution of the Merger Agreement, we and certain stockholders of Legacy TOI and DFP entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 30 business days of the closing of the Business Combination. Certain Legacy TOI stockholders and DFP stockholders may each request to sell all or any portion of their registrable securities in an underwritten offering, or up to once in the case of a long-form registration, so long as the aggregate market price of the securities being registered exceeds $25.0 million at the time of the request. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Director and Officer Indemnification

Our Charter and Bylaws provide for indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each member of our Board and several of our officers.

Procedures with Respect to Review and Approval of Related Person Transactions

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the head of our legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the head of our legal department will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

Our board of directors has delegated to the officers of the Company the right to approve certain commercial agreement entered into with related parties on arm’s length terms (as determined by the officers of the Company) in the ordinary course of business; provided, however, that any such agreement that is reasonably likely to require, during the term of such agreement, annual payments to or by the Company and its subsidiaries in excess of $500,000 shall be subject to approval in accordance with our related party transaction policy discussed above.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Exchange Act and our Bylaws, stockholder proposals that are intended to be presented at our 2023 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than February 2, 2023. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal outside of Rule 14a-8 or a nomination for director that you intend to present at our 2023 annual meeting of stockholders is not later than the close of business on the 90th day (April 15, 2023), nor earlier than the 120th day (March 16, 2023) prior to the anniversary date of the immediately preceding annual meeting.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 11, 2023. Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws. We intend to use the WHITE proxy card in connection with the 2023 annual meeting.

Stockholder proposals must be in writing and should be addressed to our General Counsel, at our principal executive offices at 18000 Studebaker Rd, Suite 800, Cerritos, California 90703. It is recommended that stockholders submitting proposals direct them to our General Counsel and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our General Counsel, at 18000 Studebaker Rd, Suite 800, Cerritos, California 90703, or call our Investor Relations at 203-428-3221, and we will promptly send you what you have requested. You can also contact Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON MARCH 11, 2022, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO INVESTORS@THEONCOLOGYINSTITUTE.COM , THE ONCOLOGY INSTITUTE, INC 1800 STUDEBAKER RD, SUITE 800, CERRITOS, CALIFORNIA 90703. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

PROXY TABULATOR: P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go • To: www.proxypush.com/TOI • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-308-2713 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the Annual Meeting online and/or participate at www.proxydocs.com/TOI The Oncology Institute, Inc. Annual Meeting of Stockholders For Stockholders of record as of May 16, 2022 TIME: Thursday, July 14, 2022 11:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/TOI for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Brad Hively, Mihir Shah and Mark Hueppelsheuser (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Oncology Institute, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

The Oncology Institute, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Brad Hively FOR 1.02 Richard Barasch FOR 1.03 Karen Johnson FOR 1.04 Dr. Mohit Kaushal FOR 1.05 Anne McGeorge FOR 1.06 Maeve O’Meara FOR 1.07 Ravi Sarin FOR FOR AGAINST ABSTAIN 2. Ratification of the appointment of BDO USA LLP as the independent registered public accounting FOR firm of the Company for 2022. You must register to attend the Annual Meeting online and/or participate at www.proxydocs.com/TOI Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date